Exhibit 4.1


                               PURCHASE AGREEMENT

                                  by and among

                          LOCAL FINANCIAL CORPORATION,

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                       and

                    EACH OF THE PURCHASERS REFERRED TO HEREIN

                          Dated as of September 8, 1997



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                                TABLE OF CONTENTS


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Article I.                 Definitions............................................................................1
         Section 1.1                Definitions...................................................................1

Article II.                Purchase and Sale of Securities........................................................6
         Section 2.1                Purchase and Sale of Securities...............................................6
         Section 2.2                Closing.......................................................................6

Article III.               Representations and Warranties.........................................................6
         Section 3.1                Representations and Warranties of the Company.................................6
         Section 3.2                Representations and Warranties of the Purchasers.............................15

Article IV.                Conditions Precedent to the Closing...................................................19
         Section 4.1                Conditions to Obligations of the Parties.....................................19
         Section 4.2                Conditions to Obligations of the Purchasers..................................19
         Section 4.3                Conditions to Obligations of the Company.....................................21

Article V.                 Covenants.............................................................................22
         Section 5.1                Investigation and Confidentiality............................................22
         Section 5.2                Press Releases...............................................................23
         Section 5.3                No Solicitation..............................................................23
         Section 5.4                Use of Proceeds..............................................................24
         Section 5.5                Rights of First Refusal......................................................25
         Section 5.6                Rule 144 and Rule 144A Reporting.............................................28
         Section 5.7                Stock Options................................................................29
         Section 5.8                Warrants.....................................................................29
         Section 5.9                Exchange of Securities.......................................................29

Article VI.                Miscellaneous.........................................................................29
         Section 6.1                Survival of Provisions.......................................................29
         Section 6.2                Termination..................................................................30
         Section 6.3                Waiver; Amendments...........................................................30
         Section 6.4                Communications...............................................................31
         Section 6.5                Costs, Expenses and Taxes....................................................31


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         Section 6.6                Execution in Counterparts....................................................32
         Section 6.7                Binding Effect; Assignment...................................................32
         Section 6.8                Governing Law................................................................32
         Section 6.9                Severability of Provisions...................................................32
         Section 6.10               Headings and Gender..........................................................33
         Section 6.11               Integration..................................................................33

         Exhibit A         Form of Senior Note
         Exhibit B         Form of Registration Rights Agreement

                               PURCHASE AGREEMENT


         Purchase Agreement, dated as of September 8, 1997 (the "Agreement"), by and among Local Financial Corporation, a Delaware corporation, the Placement Agent, and the other parties named on the signature pages hereof (each of which is acting severally and not jointly and as to itself only).

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS


         Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Purchase Agreement, as amended, supplemented or modified from time to time.

         "Banks" means Local Federal Bank, F.S.B., a federally-chartered savings bank, and Local America Bank, F.S.B., a federally-chartered savings bank, in each case together with their respective successors.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks and savings institutions in the State of Oklahoma are authorized or obligated by law to close.

         "Capital Securities" of any Person means Capital Stock of the Person and Stock Equivalents of the Person.

         "Capital Stock" of any Person means any and all shares of capital stock or other equity interest of such Person.

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         "Closing" has the meaning set forth in Section 2.2.

         "Closing Date" has the meaning set forth in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

         "Commission" means the Securities and Exchange Commission and any successor thereto.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

         "Company" means Local Financial Corporation, a Delaware corporation, together with its successors.

         "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including without limitation potential liability for investigating costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment of any Materials of Environmental Concern.

         "Environmental Laws" means any law, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof or of any governmental body or other regulatory or administrative agency or commission, domestic or foreign (a "Law"), relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and other Laws relating to (i) emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes (collectively known as "Polluting Substances") or (ii) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor statute in effect from time to time).

         "Escrow Agreement" means the Escrow Agreement to be entered into effective as of the Closing between the Company, the Selling Shareholders and The Bank of New York, as escrow agent, which agreement shall contain customary terms and conditions.

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         "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time (or any successor statute in effect from time to time), and the rules and regulations of the Commission promulgated thereunder.

         "FDIA" means the Federal Deposit Insurance Act, as amended (or any successor statute in effect from time to time).

         "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

         "HOLA" means the Home Owners' Loan Act, as amended (or any successor statute in effect from time to time).

         "Indenture" means the Indenture between the Company and The Bank of New York, a New York banking corporation, as trustee, as the same may be amended from time to time in accordance with the terms thereof, providing for the issuance of the Senior Notes.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset.

         "Management" means the following members of the senior management of the Company: Chairman, President, Chief Executive Officer, Chief Financial Officer and any Executive Vice President.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of the transactions contemplated by this Agreement or any Related Agreement, including the fees and expenses to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements or any impact or effect on the Company resulting from actions taken by the Company after the Closing.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Non-performing Assets" means the following consolidated assets of the
Company: (i) loans, securities or other assets with respect to which the Company or either of the Banks have ceased recognizing interest under generally accepted accounting principles or as to which any payments of principal or interest are past due 90 days or more as of the applicable date and (ii) Real Estate Owned; and references herein to the amounts of Non- performing Assets shall mean and refer to the aggregate carrying value of such assets as stated in the books and financial statements of the Company and the Banks under generally accepted accounting principles.

         "OTS" means the Office of Thrift Supervision and any successor thereto.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or a political subdivision or an agency or instrumentality thereof.

         "Placement Agent" means Friedman, Billings, Ramsey & Co., Inc., in its capacity as private placement agent with respect to the offering of Securities described in the Private Placement Memorandum.

         "Preferred Stock" means the Preferred Stock, par value $.01 per share, of the Company.

         "Previously Disclosed" means disclosed either (i) in a letter dated the date hereof delivered from the Company to each Purchaser or from a Purchaser to the Company, as applicable, specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) in the Private Placement Memorandum.

         "Private Placement Memorandum" means the Private Placement Memorandum, dated August 25, 1997, with respect to the Securities referred to therein, as amended or supplemented by the Company at any time prior to the Closing.

         "Purchaser" means each Person (other than the Company) listed on the signature pages of this Agreement, and its permitted successors and assigns as provided herein, including any Person who becomes a party hereto by executing and delivering a signature page hereto after the date of this Agreement.

         "Real Estate Owned" means the consolidated properties of the Company acquired by foreclosure on a loan or deed-in-lieu thereof or otherwise included in the Company's real estate owned for purposes of reporting asset quality of the Banks in their reports filed with the OTS.

         "Redemption Agreement" means the agreement to be entered into among the Company and the Selling Shareholders, whereby the Company will redeem all of the issued and outstanding shares of Common Stock of the Company.

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into among the Company, the Placement Agent and the Purchasers, substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified from time to time.

         "Related Agreements" means the Indenture, the Security Agreement, the Escrow Agreement, the Registration Rights Agreement and the Redemption Agreement, each of which shall be effective as of the Closing.

         "SAIF" means the Savings Association Insurance Fund administered by the FDIC, and any successor thereto.

         "Securities" means (i) the Senior Notes and (ii) the Common Stock, in each case, to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended (or any successor statute thereto as in effect from time to time), and the rules and regulations of the Commission promulgated thereunder.

         "Security Agreement" means the Security Agreement to be entered into between the Company and The Bank of New York, as trustee for the Indenture.

         "Selling Shareholders" shall have the meaning set forth in the Redemption Agreement.

         "Senior Notes" means the Senior Notes due 2004 to be issued and sold by the Company and purchased by the Purchasers pursuant to this Agreement, substantially in the form of Exhibit A hereto, as amended, supplemented or otherwise modified from time to time.

         "State" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

         "Stock Equivalents" means, with respect to any Person, options, warrants, calls, contracts or other rights entered into or issued by such Person which confer upon the holder thereof the right (whether or not contingent) to acquire any Capital Stock, voting securities or securities convertible into or exchangeable for Capital Stock or voting securities of such Person.

         "Stock Option Plan" means the Stock Option Plan to be adopted by the Company in September 1997.

         "Subsidiary" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

         "Taxes" means all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad

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valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" means all foreign, federal, State and local returns relating to Taxes.


                                   ARTICLE II
                         PURCHASE AND SALE OF SECURITIES


         Section 2.1 Purchase and Sale of Securities. Subject to the terms and conditions hereof and the representations and warranties contained herein, at the Closing (as defined below), the Company agrees that it will issue and sell to each Purchaser and each such Purchaser agrees, severally and not jointly and as to itself only, that it will purchase from the Company (i) the number of shares of Common Stock (at a price per share of $10.00), (ii) the aggregate principal amount of Senior Notes or (iii) a combination of Common Stock and Senior Notes, in each case as set forth below each such Purchaser's name on the Investor Signature Page to this Agreement.

         Section 2.2 Closing. The purchase and sale of the Securities will take place at a closing (the "Closing") to be held at the offices of the Placement Agent, Arlington, Virginia, at 10:00 a.m., Eastern Time, on September 8, 1997, or on such earlier date as all of the conditions to the parties' obligations hereunder specified in Article IV of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other location, and on such other Business Day and time as the parties hereto shall mutually agree. The date on which the Closing is to occur is referred to herein as the "Closing Date."


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


         Section 3.1 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to, and covenants and agrees with, the Placement Agent and each of the Purchasers as follows:

         (a) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 2,000 shares of Common Stock and 1,000 shares of Preferred Stock. Immediately prior to the Closing, the Company shall amend its Certificate of Incorporation in order to increase its authorized capital stock to 25,000,000 shares of Common Stock and

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5,000,000 shares of Preferred Stock. As of the date hereof, there were (i) 60 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. Immediately prior to the Closing on the Closing Date, the Company's outstanding Capital Stock will be as set forth in the preceding sentence. As of the date hereof, all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Common Stock has been issued in violation of the preemptive rights of any Person. There are no Stock Equivalents authorized, issued or outstanding with respect to the Capital Stock of the Company as of the date hereof.

         (b) Organization, Standing and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof to each Purchaser which has made a written request directly to the Company for the same.

         (c) Ownership of the Company Subsidiaries. The only direct or indirect Subsidiaries of the Company consist of Local Federal Bank, F.S.B., Local America Inc., Local America Bank of Tulsa, F.S.B., Local Acceptance Company of Florida, Star Financial Services Corporation, Local Mortgage Corporation, Star Properties, Inc., Service Corporation of Tulsa Inc., and Oklahoma Financial Services Corporation. Except for (i) Capital Stock of the Company Subsidiaries,
(ii) stock in the Federal Home Loan Bank of Topeka and (iii) securities and other interests taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding Capital Stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of Capital Stock of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by the Company free and clear of all Liens. No Stock Equivalents are authorized, issued or outstanding with respect to the Capital Stock of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such Capital Stock.

         (d) Organization, Standing and Authority of the Company Subsidiaries. The Banks are federally-chartered savings banks duly organized, validly existing and in good standing under the laws of the United States, and the other Company Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their

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respective jurisdictions of incorporation. The deposit accounts of the Banks are insured by the SAIF to the maximum extent permitted by the FDIA, and the Banks have paid all premiums and assessments required by the FDIA and the regulations thereunder. Each of the Company Subsidiaries has full power and authority to own or lease all of its respective properties and assets and to carry on its respective business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has heretofore delivered true and complete copies of the Articles of Incorporation, Charter and Bylaws of each of the Company Subsidiaries as in effect as of the date hereof to each Purchaser which has made a written request directly to the Company for the same.

         (e) Authority. The Company has full corporate power and authority to perform its obligations under this Agreement and each of the Related Agreements to which it will become a party, and the execution, delivery and performance by the Company of this Agreement and each Related Agreement to which it will become a party have been or, prior to the Closing, will have been, duly authorized by all necessary corporate action on the part of the Company.

         (f) Due Execution. This Agreement constitutes, and each of the Related Agreements to which the Company will become a party, when duly authorized, executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) rights to indemnity and contribution under the Registration Rights Agreement may be limited by applicable law, (ii) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (iii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

         (g) No Conflict. The execution, delivery and performance of this Agreement and each of the Related Agreements by the Company will not conflict with or constitute a breach of, or a default under (i) the Certificate of Incorporation, Articles of Incorporation or Charter, as the case may be, or the Bylaws of the Company or any of the Company Subsidiaries, (ii) any obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which the Company or any of the Company Subsidiaries is a party or as to which any of their assets are subject, or (iii) any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to the Company or any of the Company Subsidiaries, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except for compliance with applicable federal and State securities laws in connection with this Agreement and the performance by the Company of its obligations under the Registration Rights Agreement, no consent, approval, order or other authorization of any governmental, administrative or regulatory body or agency is legally required by or

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on behalf of the Company or the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is or will become a party. The representations and warranties set forth in clause (iii) of the second preceding sentence and in the preceding sentence, insofar as it relates to federal and state securities law and antitrust requirements are made in reliance on the representations and warranties of the Purchasers contained in this Agreement.

         (h) Status of Securities. The shares of Common Stock and the Senior Notes issuable pursuant to this Agreement have been authorized by all necessary corporate action on the part of the Company. When the Common Stock is delivered to the Purchasers at the Closing against payment therefor as provided herein, the Common Stock will be duly authorized, validly issued and fully paid and nonassessable, and will not be issued in violation of the preemptive rights of any Person. At the Closing Date, the Senior Notes will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered by the Company to the Purchasers against payment therefor as described in the Private Placement Memorandum, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that (A) enforceability may be limited by bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), moratorium and similar laws affecting creditors' rights generally and (B) enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (i) Regulatory Reports. The Company and each of the Banks has duly filed with the OTS and the FDIC, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and the Company has previously delivered or made available to each Purchaser which has requested the same in writing directly to the Company accurate and complete copies of all such reports. In connection with the examination of the Company and the Banks by the OTS completed on or about November 11, 1996, neither the Company nor either of the Banks were required to correct or change any action, procedure or proceeding which the Company or the Banks believe has not been substantially corrected or changed as required.

         (j) Financial Statements.

                  (i) The Private Placement Memorandum includes (x) consolidated statements of financial condition of the Company as of June 30, 1996 and 1995 and consolidated statements of income, stockholders' equity and cash flows of the Company for each of the years ended June 30, 1996, 1995 and 1994, accompanied by the related audit report of Arthur Andersen LLP, and (y) an unaudited consolidated statement of financial condition of the Company as of May 31, 1997 and an unaudited consolidated statement of

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income of the Company for the eleven months ended May 31, 1997. The foregoing financial statements, including the related notes where applicable (collectively the "Company Financial Statements"), fairly present (subject, in the case of the unaudited Company Financial Statements at and for the eleven months ended May 31, 1997, to audit adjustments recognized in connection with the fiscal 1997 audit, provided such audit adjustments, either individually or in the aggregate, do not have a Material Adverse Effect) the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein, except that no consolidated statements of stockholders' equity or cash flows were presented for the eleven months ended May 31, 1997.

                  (ii) Each of the Company Financial Statements has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that the unaudited Company Financial Statements need not contain all of the footnote and line item disclosures that would be required for financial statements prepared in accordance with generally accepted accounting principles. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries, provided, however, that the Company makes no representation or warranty regarding the accuracy or completeness of the books and records of the Company's automobile finance subsidiaries.

         (k) Material Adverse Change. Since May 31, 1997, (i) neither the Company nor any of the Company Subsidiaries has incurred any material liability (on a consolidated basis), except in the ordinary course of business consistent with past practice (excluding the incurrence of expenses or obligations in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby) and except for such liability or liabilities as would not, individually or in the aggregate, have a Material Adverse Effect, and
(ii) no events or developments involving the Company or the Company Subsidiaries have occurred which, individually or in the aggregate, (A) have had a Material Adverse Effect, or (B) materially impair the ability of the Company to perform its obligations under this Agreement, any Related Agreement to which it will become a party or any of the Securities.

         (l) Environmental Matters.

                  (i) To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or any Company Subsidiary is not in such compliance and, to the knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                  (ii) To the knowledge of the Company, none of the properties owned, leased or operated by the Company or the Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

                  (iii) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that would reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that would result in the imposition of any liability arising under any Environmental Law against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such as would not have a Material Adverse Effect.

         (m) Tax Matters. The Company and the Company Subsidiaries have timely filed all Tax Returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns, except in all cases where the failure to have timely filed such Tax Returns or have paid or have set up an adequate reserve or accrual for the payment of all such Taxes would not have a Material Adverse Effect. As of the date hereof, there is no audit examination, assessed deficiency, deficiency litigation or refund litigation with respect to any Taxes of the Company or any of the Company Subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company have been paid in full or adequate provision has been made for any such Taxes on the Company's consolidated statement of financial condition in accordance with generally accepted accounting principles, except where the failure to have paid in full or have made an adequate provision for the payment of all such Taxes would not have a Material Adverse Effect. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

         (n) Allowance for Loan Losses. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company makes no representation or warranty with respect to the collectibility of the Company's indirect automobile receivables portfolio or that the loan loss reserves in respect to such portfolio as of May 31, 1997 are sufficient to cover the losses that may be realized with respect to such portfolio.

         (o) ERISA. Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any

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"multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of
ERISA)) that is sponsored, maintained or contributed to by the Company (a "Company Plan") is in compliance in all material respects with all presently applicable provisions of ERISA, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect; no "reportable event" (as defined in Section 4043 of ERISA or the regulations thereunder), other than an event as to which the 30-day statutory notice period is waived by regulation, has occurred with respect to any Company Plan that is a "pension plan" (as defined in Section 3(2) of ERISA (each such Company Plan, a "Company Pension Plan"); the Company has not incurred and does not expect to incur any material liability with respect to any Company Pension Plan under (i) Title IV of ERISA (with respect to the termination of, or withdrawal from, any such plan) or (ii) Sections 412 or 4971 of the Code; and each Company Pension Plan has received a determination letter from the Internal Revenue Service regarding the qualification of such plan under Section 401(a) of the Code, and to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

         (p) Litigation. Except for the FDIC Dispute, there are no actions, suits, investigations or legal proceedings pending against, or to the knowledge of the Company, threatened against, or affecting the Company or any of the Company Subsidiaries or their respective properties before any court or governmental body or agency which would reasonably be expected to have a Material Adverse Effect or which in any manner challenge the legality, validity or enforceability of this Agreement, any of the Related Agreements or any of the Securities, or which would reasonably be expected to materially impair the ability or obligation of the Company to perform fully on a timely basis its obligations under this Agreement, any Related Agreement to which it will become a party or any of the Securities.

         (q) Compliance with Laws. Each of the Company and the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, State, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the knowledge of the Company, no suspension or cancellation of any of the same is threatened.

         (r) No Default or Violation. Neither the Company nor any of the Company Subsidiaries currently is in violation of its Certificate of Incorporation, Articles of Incorporation or Charter, as the case may be, its Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, where any of such violations or defaults would, individually or in the aggregate, reasonably be expected (i) to have a Material Adverse Effect or (ii) materially adversely impair the ability of the Company to perform on a timely basis any obligation which it has under this Agreement, any Related Agreement to which it will become a party or any of the Securities and neither the Company nor any of the Company Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that the Company or such Company Subsidiary is in violation of any of the foregoing which would reasonably be expected to have any effect set forth in clauses (i) or (ii) above. Neither the Company nor any of the Company Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and none of them has received any written communication requesting that they enter into any of the foregoing.

         (s) Certain Contracts. Except for matters which are the subject of the FDIC Dispute (as to which no representation or warranty is made hereby) neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance would reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         (t) Insurance. Except with respect to the Company's automobile finance subsidiaries, as to which the Company makes no representations or warranty, the Company and each Company Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations, except where the failure to be so insured would not have a Material Adverse Effect. Except with respect to the Company's automobile finance subsidiaries, as to which the Company makes no representations or warranty, neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, except where any such cancellation, default or dispute would not, individually or in the aggregate, have a Material Adverse Effect.

         (u) Properties. All real and personal property owned by the Company or any of the Company Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with their past practices. The Company and the Company Subsidiaries have good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the

Company as of May 31, 1997 included in the Company Financial Statements or acquired after such date, except (i) for Liens for current taxes not yet due or payable, (ii) for pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) for such Liens, if any, which would not, individually or in the aggregate, have a Material Adverse Effect and
(iv) as reflected on the consolidated statement of financial condition of the Company as of May 31, 1997 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or any Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Closing Date, except where such invalidity, unenforceability, termination or lapse would not, individually or in the aggregate, have a Material Adverse Effect.

         (v) Certain Fees. Except for fees and expenses payable to the Placement Agent, no fees or commissions will be payable by the Company or any of the Company Subsidiaries to brokers, finders, investment bankers or banks pursuant to any agreement entered into by the Company or any of the Company Subsidiaries with respect to the offer and sale of the Securities or any of the other transactions contemplated hereby. Notwithstanding the foregoing, the parties acknowledge and agree that the Company and Bear, Stearns & Co. Inc. ("Bear Stearns") have entered into a letter agreement, dated June 10, 1996 (the "Bear Stearns Engagement Letter"). The Selling Shareholders have agreed in the Redemption Agreement that they will pay all fees and expenses required to be paid to Bear Stearns in connection with the transactions contemplated by the Redemption Agreement and this Agreement under the Bear Stearns Engagement Letter.

         (w) Certain Assets. The Company has Previously Disclosed a true and correct listing of the following assets of the Company and the Company Subsidiaries as of May 31, 1997: (i) all Non-performing Assets, (ii) all loans, securities or other assets as to which any payments of principal or interest are past due 60 or more days and (iii) all loans, securities or other assets not included in the foregoing which have been classified special mention, substandard, doubtful or loss by management of the Company or the Company Subsidiaries or regulatory examiners.

         (x) Hedging Contracts. Attached hereto as Schedule I is a true and correct listing as of May 31, 1997 of all open futures contracts, option contracts, interest rate caps, interest rate floors, interest rate exchange or swap agreements or any other open agreements to which the Company is a party or which are being utilized by the Company for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in interest rates.

         (y) No Debt. Except (i) for a promissory note payable to Isabel Collier Read with an outstanding principal balance of $7,010,009 million as of the date hereof, plus accrued and unpaid interest, and (ii) for the Senior Notes to be issued pursuant to this Agreement, the Company, on an unconsolidated basis, does not have any outstanding Indebtedness (as defined in Section 1.01 of the Indenture).

         (z) Private Offering. Neither the Company nor any Person authorized to act on its behalf, has taken or will take any action which might subject the offering, issuance or sale of the Securities to the registration requirements of the Securities Act or comparable provisions of any applicable State securities laws.

         (aa) Certain Information. The Company has reviewed the historical information with respect to the Company and the Company Subsidiaries, financial and otherwise, contained in the Private Placement Memorandum and, to the extent such information relates to the Company and the Company Subsidiaries, as of the date or dates thereof, none of such information contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (bb) Certain May 31, 1997 Balance Sheet Information. At May 31, 1997, the Company had (i) not less than $105,780,778 of consolidated stockholders' equity; (ii) established reserves of not less than $12,785,314 with respect to its potential liability to the FDIC regarding certain tax benefits previously received under an Assistance Agreement with the Federal Savings and Loan Insurance Corporation; and (ii) on a consolidated basis $1,307,886,382 of adjustable-rate collateralized mortgage obligations with interest rate adjustments tied to the Federal Home Loan Bank Eleventh District Cost of Funds Index, subject in the case of each of clauses (i), (ii) and (iii) to audit adjustments recognized in connection with the fiscal 1997 audit, provided such audit adjustments, either individually or in the aggregate, do not have a Material Adverse Effect.

         Section 3.2 Representations and Warranties of the Purchasers.

         (a) Investment Intent. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to, and covenants and agrees with, the Company and the Placement Agent that the Securities to be acquired by it hereunder are being acquired for its own account for investment and with no intention of distributing or reselling such Securities or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to a Purchaser's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities under an effective registration statement under the Securities Act and other applicable State securities laws or under an exemption from such registration requirements, and subject, nevertheless, to the disposition of a Purchaser's property being at all times within its control. Each Purchaser, severally and not jointly and as to itself only, further represents and warrants to the Company that such Purchaser has no present agreement, understanding, plan or intent to transfer the Securities to be purchased by it to any transferee.

         (b) Transfer Restrictions. If a Purchaser should decide to dispose of any of the Securities, such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or as set forth below: (i) to the Company, (ii) to any Person reasonably believed by such Purchaser to be a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A under the Securities Act, (iii) pursuant to an exemption from registration set forth in Rule 144 under the Securities Act, (iv) to any Person who is reasonably believed by such Purchaser to be an "accredited investor" (as defined in Rule 501(a) under the Securities Act) and who, prior to such transfer, furnishes to the Purchaser and the Company a signed letter confirming its status as an accredited investor and agreeing to the restrictions on transfer of the Securities set forth in this Agreement or (v) to any Affiliate of such Purchaser pursuant to an applicable exemption under the Securities Act. In connection with any transfer of any Securities other than (i) any transfer pursuant to an effective registration statement or (ii) any transfer by a qualified institutional buyer, the Company may require that the transferor of any such Securities provide to the Company an opinion of counsel experienced in the area of United States securities laws selected by the transferor (which may include in-house counsel of a transferor), which counsel shall be and the form and substance of which opinion shall be, reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Securities under the Securities Act or any State securities laws. In connection with any transfer pursuant to clause (ii) above, the Company may request reasonable certification as to the status of the transferor's transferee as a qualified institutional buyer.

         (c) Stop Transfer Instructions. Each Purchaser agrees that the Company shall be entitled to make a notation on its records and give instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth in Section 3.2(b) of this Agreement.

         (d) Accredited Investor. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to, and covenants and agrees with, the Company that (i) at the time it was offered the Securities, it was, (ii) at the date hereof, it is, and (iii) at the Closing, it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

         (e) Due Execution. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company and the Placement Agent that this Agreement has been, and each Related Agreement to which it will become a party will be, duly executed and delivered by it or on its behalf and constitutes, or will constitute, as applicable, a valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, except that (i) rights to indemnity and contribution under the Registration

Rights Agreement may be limited by applicable law, (ii) enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and (iii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

         (f) No Conflict. Each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company and the Placement Agent that
(i) the execution, delivery and performance of this Agreement and each of the Related Agreements to which it will become a party do not and will not, as applicable, conflict with or constitute a breach or a default under (i) its articles of incorporation, charter or other organizational document or bylaws, as applicable, (ii) any obligation, agreement, indenture, bond, debenture, note, instrument or any other evidence of indebtedness to which it is a party or as to which its assets are subject or (iii) any law, ordinance, order, license, rule or other regulation or demand of any court or governmental agency, arbitration panel or authority applicable to it.

         (g) Access to Information. Each Purchaser acknowledges receipt of the Private Placement Memorandum and further acknowledges that prior to the date hereof and, subject to the Company's compliance with its obligations pursuant to
Section 5.1(a) hereof, on and subsequent to the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities and (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities. Each Purchaser also acknowledges that all information, financial or otherwise, included in the Private Placement Memorandum (both preliminary and final) has been provided by the Company for evaluation by prospective Purchasers. Each Purchaser further acknowledges that the information relating to the Company and the Company Subsidiaries is the sole responsibility of the Company. Each Purchaser agrees and acknowledges that the Placement Agent has made no recommendation or warranty and assumes no responsibility as to the accuracy or completeness of any such information.

         (h) Reliance of Others on Purchasers' Representations. Each Purchaser understands and acknowledges that (i) the Securities are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) such exemption depends in part on, and that the Company, its counsel and the Placement Agent will rely upon, the accuracy and truthfulness of the representations and warranties of such Purchaser set forth in this Agreement, and such Purchaser hereby consents to such reliance.

         (i) Governmental Authorization.

                  (i) Except for any required compliance by a Purchaser with applicable federal and State securities laws, each Purchaser, severally and not jointly and as to itself only, represents and warrants to the Company that no consent, approval, order or other authorization of any governmental, administrative or regulatory body or agency is legally required by or on behalf of the Purchaser in connection with the execution, delivery and performance of this Agreement and each Related Agreement to which it will become a party.

                  (ii) Each Purchaser, severally and not jointly and as to itself only, represents and warrants that upon consummation of the transactions contemplated by Section 2.1 hereof, (A) it will not, directly or indirectly, through one or more subsidiaries or transactions or by acting in concert with one or more persons or companies, be in control of the Company or the Banks, as defined in 12 C.F.R. Section 574.4(a), and will not be subject to a rebuttable determination of control under 12 C.F.R. Section 574.4(b); and (B) it does not have any agreements or understandings, written or tacit, with respect to the exercise of control, directly or indirectly, over the management or policies of the Company or the Banks, including agreements (except for this Agreement) relating to voting, acquisition or disposition of the Company's or the Bank's Capital Stock. Each Purchaser acknowledges that if such Purchaser is deemed to be so acting in concert with one or more persons or companies or to have such an agreement or understanding, then such Purchaser could be in violation of certain federal statutes and regulations, including, without limitation, bank regulatory and antitrust laws, and such Purchaser could be subject to fines and other penalties in respect of such violation.

         (j) Information Provided. Each Purchaser represents and warrants that, in considering its investment in the Local Securities, such Purchaser has not relied, and such Purchaser acknowledges and agrees that it is not entitled to rely, on any information which is not contained in the Private Placement Memorandum. Without limiting the generality of the foregoing, such Purchaser acknowledges and agrees that it is not entitled to rely on (i) the Confidential Information Memorandum dated May 1997 prepared by Bear, Stearns & Co. Inc., (ii) any information provided by the Placement Agent, including but not limited to the Preliminary Private Placement Memorandum dated August 8, 1997, or (iii) any information provided by Mr. Edward A. Townsend or any person or entity acting on Mr. Townsend's behalf.

                                   ARTICLE IV
                       CONDITIONS PRECEDENT TO THE CLOSING


         Section 4.1 Conditions to Obligations of the Parties. The respective obligations of each of the parties hereto to fulfill their obligations under
Section 2.1 hereof at the Closing shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

                  (a) All requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

                  (b) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (c) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

                  (d) The Company shall have completed the sale of the Securities as contemplated by this Agreement and shall have received gross proceeds from the sale of the Senior Notes and the Common Stock of at least $70.0 million and $190.0 million, respectively.

                  (e) Each of the parties hereto shall have received (i) a counterpart to this Agreement, duly executed and delivered by the parties hereto, and (ii) a counterpart of each Related Agreement (other than the Senior Notes) to which it is a party, in form and substance satisfactory to the parties, which shall have been duly executed and delivered by each of the applicable parties.

         Section 4.2 Conditions to Obligations of the Purchasers. The obligations of each of the Purchasers to fulfill its obligations under Section
2.1 hereof shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

                  (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement to be performed prior to the Closing; and the Placement Agent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

                  (b) Each of the representations and warranties of the Selling Shareholders contained in the Redemption Agreement shall be true and correct in all material respects as of the date of such agreement and as of the Closing Date as if made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Selling Shareholders shall have performed, in all material respects, each of their covenants and agreements contained in the Redemption Agreement to be performed prior to the Closing; and the Company shall have received a certificate signed by the Shareholder Representative, dated the Closing Date, to the foregoing effect.

                  (c) The Company shall have delivered to each Purchaser a Senior Note and/or a certificate evidencing shares of Common Stock, as the case may be, in each case registered in the name of the Purchaser, sufficient to evidence the Securities to be issued and sold by the Company and purchased by the Purchaser, against payment therefor to the Company, as such investment has been identified on the Investor Signature Page to this Agreement.

                  (d) The Company and the Selling Shareholders shall have executed such Redemption Agreement.

                  (e) The Company shall have obtained the requisite stockholder approval of an amendment to its Certificate of Incorporation to increase its authorized Common Stock to 25,000,000 shares and its authorized Preferred Stock to 5,000,000 shares and shall have filed with the Secretary of State of the State of Delaware the appropriate documentation in order to effect such amendment.

                  (f) The Company shall have delivered to the Placement Agent a certificate signed by its Chief Executive Officer, dated as of the Closing Date, certifying on behalf of the Company that the undersigned has reviewed on behalf of the Company the information, financial or otherwise, contained in the Private Placement Memorandum and, to the best knowledge of the undersigned, as of the respective dates thereof, none of such information (except for the information covered by Section 4.2(g)(iii) as to which such certificate shall not speak) contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (g) Mr. Edward A. Townsend shall have delivered to the Company and the Placement Agent a certificate signed by Mr. Townsend, the Chairman elect of the

         Board of Directors and proposed Chief Executive Officer of the Company, dated as of the Closing Date, certifying that:

                           (i) the Company has assumed the provisions of the
                  letter agreement, dated as of February 3, 1997, as amended on August 6, 1997, between the Placement Agent and Edward A. Townsend (the "Letter Agreement"), and has accepted and agreed to all of the obligations set forth in such Letter Agreement, including without limitation, the provisions regarding fees and expenses, indemnification and contribution and Post Offering Engagement, as defined in the Letter Agreement; and

                           (ii) Mr. Townsend has read the Private Placement
                  Memorandum; and

                           (iii) to the best knowledge of Mr. Townsend, the
                  information set forth in the Private Placement Memorandum regarding Mr. Townsend and the information which the Private Placement Memorandum describes as having been provided by Mr. Townsend, including, without limitation, information regarding the future plans of the Company or its new management or board of directors, does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (h) Edward A. Townsend shall have delivered a certificate to the Company and the Selling Shareholders, dated as of the Closing Date, certifying as to the written information provided to prospective Purchasers in connection with the offer and sale of the Securities.

                  (i) Effective upon consummation of the Offering (i) all of the current directors of the Company shall have resigned, the directors of the Banks shall have tendered letters of resignation to the Company and
         (ii) Joseph A. Leone, Jan A. Norton and Edward A. Townsend shall have been elected directors of the Company for terms expiring at the next annual meeting of stockholders of the Company.

                  (j) The Placement Agent shall have received such other certificates, documents and instruments related to the transactions contemplated hereby as may have been reasonably required by it and are customary for transactions of this type, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to it and its counsel.

         Section 4.3 Conditions to Obligations of the Company. The obligations of the Company to fulfill its obligations under this Agreement, including without limitation the obligations set forth in Section 2.1 hereof, shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

                  (a) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date. Payment by each Purchaser of the applicable consideration for each of the Securities to be issued and sold by the Company shall be deemed an affirmation by each such Purchaser of the representations and warranties set forth in Section
         3.2 of this Agreement.

                  (b) Each Purchaser shall have delivered to the Company the applicable consideration for each of the Securities to be issued and sold by the Company and purchased by the Purchaser pursuant to this Agreement, as set forth on the Investor Signature Page to this Agreement, such amount to be payable by wire transfer of immediately available funds to an account with a bank designated by the Company, by notice to each of the Purchasers to be provided no later than two Business Days prior to the Closing Date.

                  (c) No party to this Agreement (other than the Company) shall be in material breach of this Agreement unless such breach shall have been waived in writing by each of the other parties to this Agreement.

         (d) The conditions set forth in Section 4.2(g) and (h) shall have been satisfied.

                                    ARTICLE V
                                    COVENANTS


         Section 5.1 Investigation and Confidentiality.

         (a) Prior to the Closing, the Company shall permit each Purchaser and its representatives reasonable access to its properties and personnel, and shall disclose and make available to each Purchaser all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and the Company Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which a Purchaser may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, and provided further that in the event that any of the foregoing are in the control of any third party, the Company shall use its best efforts to cause such third party to provide access to such materials to each Purchaser who shall request the same. In the event that the Company is prohibited by law from providing any of the access referred to in the preceding sentence to a Purchaser, it shall use its best efforts to obtain promptly waivers thereof so as to permit such access. The Company shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of the Company and the Company Subsidiaries available to confer with a Purchaser and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

         (b) All information furnished to a Purchaser by the Company previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Company and each Purchaser covenants, severally and not jointly and as to itself only, that it shall use its best efforts to keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date hereof but shall not apply to (i) any information which (x) a Purchaser can establish by convincing evidence was already in its possession prior to the disclosure thereof by the Company; (y) was then generally known to the public; or (z) became known to the public through no fault of a Purchaser; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that a Purchaser shall use its best efforts to give the Company at least ten Business Days prior notice thereof and shall limit such disclosure to the minimum amount required by such legal requirement or court order.

         Section 5.2 Press Releases. The Company and the Placement Agent shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit any party, following notification to such other parties, from making any disclosure which it determines in good faith is required by law or regulation.

         Section 5.3 No Solicitation. Between the time of execution of this Agreement and the earlier of (i) the Closing or (ii) termination of this Agreement in accordance with Section 6.2 hereof, neither the Company nor any Company Subsidiary, nor any of the shareholders, directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company, shall (i) execute any agreement, letter or undertaking of any kind whatsoever with respect to any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary (an "Acquisition Transaction"), other than as contemplated by this Agreement, including specifically with an Alternative Bidder (as defined below) or (ii) except with respect to such persons or parties with whom the Company shall have received a written proposal with respect to an Acquisition Transaction as of a date prior to the date hereof (an

"Alternative Bidder"), solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction. With respect to any Alternative Bidder, as of the date hereof through the Closing, neither the Company, any Company Subsidiary, nor any of the shareholders, directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company shall (i) communicate any information, written or oral, with respect to the transactions contemplated by this Agreement and any Related Agreement or (ii) take any steps whatsoever with respect to negotiation of any agreement with respect to such Alternative Bidder's Acquisition Transaction. Other than as set forth herein, the Company will immediately notify the Placement Agent orally and in writing if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, the Company or any Company Subsidiary. Notwithstanding anything in this Agreement to the contrary, if the Placement Agent shall have failed to deliver to the Company by 5:00 p.m., Eastern Time, on September 2, 1997, valid executed and delivered signature pages to this Agreement reflecting binding and enforceable commitments (subject to the terms of this Agreement) on the part of Purchasers to purchase at least $70.0 million of Senior Notes and $190.0 million of Common Stock, then from and after such time, this Section 5.3 shall be inapplicable.

         Section 5.4 Use of Proceeds. On the Closing Date, the Company shall apply the net proceeds from the sale of Securities pursuant to this Agreement as follows:

                  (i) $154.0 million of such net proceeds shall be utilized to fund the redemption of all of the issued and outstanding shares of Common Stock of the Company as of the date hereof pursuant to the terms of the Redemption Agreement;

                  (ii) the amount of such net proceeds required to prepay the outstanding principal balance (in the amount of $7,010,000) of the promissory note payable to the order of Isabel Collier Read, plus all accrued and unpaid interest to the date of prepayment, shall be utilized to pay such principal and interest;

                  (iii) an amount of such net proceeds equal to the first two full semi-annual interest payments which become due on the Senior Notes shall be used to establish and maintain the Interest Reserve Account required by Section
10.18 of the Indenture; and

                  (iv) with respect to any amount remaining after the amounts in clauses (i) through (iii) are paid, to make capital contributions to Local Federal Bank, F.S.B. and Local America Bank, F.S.B. in an amount sufficient to cause each of the Banks to be classified "adequately capitalized" pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Part 565 immediately following consummation of the transactions contemplated by this Agreement and the Related Agreements and following the liquidation of the interest rate contracts and the additional writedowns and reserves the Company intends to recognize as described in the section entitled "Capitalization" in the Private Placement Memorandum.

         Section 5.5 Rights of First Refusal. (a) Subject to subsection (g) hereof, for so long as a Purchaser is a holder of Common Stock (an "Eligible Purchaser"), the Company agrees not to issue any of its Capital Securities or to permit the Banks to issue any of their Capital Securities (such Capital Securities of the Company and the Banks hereinafter are deemed to be jointly covered by the term "Capital Securities") to any Person or Persons, other than in the case of Capital Securities of the Banks to the Company (a "Third Party Purchaser"), without first offering or causing the Banks to offer, as applicable, to such Eligible Purchasers the opportunity to purchase all or part of such Capital Securities being issued at the same purchase price and on the same terms as are proposed to be offered to a Third Party Purchaser. For this purpose, the Company shall deliver a written notice, or cause the Banks to deliver a written notice, as applicable (in each case a "Notice"), to each Eligible Purchaser of any proposed issuance of Capital Securities which shall contain all of the material terms of the proposed issuance, including, without limitation, the purchase price and total amount of Capital Securities proposed to be issued, which terms, including, without limitation, the purchase price and any conversion price or rate of such Capital Securities, may to the extent necessary be expressed in the form of good faith estimates by the Board of Directors of the Company.

         (b) Upon receipt of the Notice, each Eligible Purchaser will have the right to subscribe for all or part of the Capital Securities on the same terms set forth in the Notice, by delivery of written notice to the Company or the Banks, as applicable ("Acceptance Notice"), in accordance with the instructions set forth in the Notice, within 20 days from the date of its receipt of the Notice (the "Offer Period"). The Acceptance Notice shall specify the amount (not exceeding all) of the Capital Securities being offered with respect to which the Eligible Purchaser wishes to exercise its subscription rights.

         (c) An Acceptance Notice, once given by an Eligible Purchaser in accordance with subsection (b), shall become irrevocable at the end of the Offer Period unless it is withdrawn prior to the expiration of the Offer Period (any such Acceptance Notice which so becomes irrevocable being called an "Irrevocable Acceptance" and the Eligible Purchaser giving such notice being an "Accepting Eligible Purchaser").

         (d) (i) In the event that any Eligible Purchaser fails to have delivered an Irrevocable Acceptance with respect to any Notice on or prior to the last day of the Offer Period with respect to such Notice, such Eligible Purchaser will have no further right to subscribe for the Capital Securities proposed to be issued in such Notice during a Free Sale Period commencing on the date immediately following the end of the Offer Period with respect to such Notice.

                  (ii) In the event that no Eligible Purchasers shall have delivered an Irrevocable Acceptance with respect to a Notice on or prior to the last day of the Offer Period with respect to such Notice, the Company or the Banks, as applicable, will be entitled to a Free Sale Period with respect to the Capital Securities proposed to be issued in such Notice commencing on the date immediately following the end of the Offer Period with respect to such notice.

                  (iii) In the event that Accepting Eligible Purchasers deliver Irrevocable Acceptances relating to an amount of Capital Securities in the aggregate in excess of the amount of Capital Securities proposed to be issued pursuant to the Notice, the amount of Capital Securities which each Accepting Eligible Purchaser shall be obligated to purchase will be such Eligible Purchaser's Purchaser Percentage of the Capital Securities proposed to be issued pursuant to such Notice (provided that, if one or more Accepting Eligible Purchasers deliver Irrevocable Acceptances to subscribe for less than such Eligible Purchaser's Purchaser Percentage, then the Capital Securities that would have been allocated to such Eligible Purchaser or Purchasers pursuant to this subsection (d)(iii) shall be allocated to the other Accepting Eligible Purchasers in accordance with their respective Purchaser Percentages, except that no Accepting Eligible Purchaser shall be required to purchase any Capital Securities in an amount greater than the amount elected to be subscribed for by such Accepting Eligible Purchaser pursuant to its Irrevocable Acceptance).

                  (iv) In the event that Accepting Eligible Purchasers exercise their option to purchase, pursuant to the foregoing provisions of this
         Section 5.5, in the aggregate, all (or, if the Company or the Banks, as applicable, shall so elect, more than 90%) of the Capital Securities proposed to be issued in the Notice, all such Eligible Purchasers and the Company or the Banks, as applicable, shall complete the purchase of the Capital Securities on the terms set forth in the Notice within 30 days of the expiration of the Offer Period, or within such longer period (not to exceed six months from the date of the expiration of the Offer Period) as may be required for such Accepting Eligible Purchaser to obtain any applicable regulatory approvals that such Accepting Eligible Purchaser is making a good faith effort to obtain. If an Accepting Eligible Purchaser does not complete the purchase of Capital Securities as set forth above, other than as a result of the negligence, bad faith or willful misconduct of the Company or the Banks or any action or omission made by the Company or the Banks that would prevent such an Accepting Eligible Purchaser from completing its purchase, the Company or the Banks, as applicable, will be entitled to a Free Sale Period commencing on the 31st day following the expiration of the Offer Period, subject to extension as set forth in the immediately preceding sentence.

                  (v) Other than as set forth in subsection (vi) below (and subject to subsection (iv) above), in the event that Accepting Eligible Purchasers shall have delivered Irrevocable Acceptances for all or less than all of the Capital Securities set forth in the Notice, each Accepting Eligible Purchaser shall purchase, within the applicable period set forth in subsection (iv) above or subsection (vi) below, as the case may be, the amount of Capital Securities set forth in its Irrevocable Acceptance.

                  (vi) In the event that Accepting Eligible Purchasers elect to subscribe for, in the aggregate, less than all (or if the Company or the Banks, as applicable, shall so elect, 90%) of the Capital Securities proposed to be offered pursuant to the Notice, the Company or the Banks, as applicable, shall have a Free Sale Period commencing on the date immediately following the end of the Offer Period with respect to the Capital Securities offered pursuant to such Notice as to which Accepting Eligible Purchasers do not elect to subscribe and the Company agrees to sell, or to cause the Banks to sell, as applicable, and the Accepting Eligible Purchasers shall be obligated to purchase, the Capital Securities for which they subscribed substantially simultaneously (or, with respect to any Accepting Eligible Purchaser, within such longer period (not to exceed four months from the relevant purchase by the Third Party Purchaser) as may be required for such Accepting Eligible Purchaser to obtain any applicable regulatory approvals that such Accepting Eligible Purchaser is making a good faith effort to obtain) with the purchase by the Third Party Purchaser of the balance of the Capital Securities proposed to be offered pursuant to such Notice, it being understood that if such balance of Capital Securities is not so purchased on the terms set forth in the Notice, no Eligible Purchaser will be required or entitled to purchase such Capital Securities as to which its Irrevocable Acceptance applied.

         (e) If at any time during a Free Sale Period the terms of a proposed issuance shall have changed in any material respect from the terms set forth in the Notice, the Company or the Banks, as applicable, shall give notice (the "Alteration Notice") to the Eligible Purchasers describing the changes in terms. Upon receipt of any Alteration Notice, each Eligible Purchaser will have the right to subscribe for all or part of the Capital Securities on the terms set forth in the Alteration Notice, by delivery of an Acceptance Notice to the Company or the Banks, as applicable, in accordance with the instructions set forth in the Alteration Notice, within 20 days from the date of receipt of the Alteration Notice (the "Altered Offer Period"), stating the amount (not exceeding all) of Capital Securities proposed to be offered as to which such Eligible Purchaser wishes to exercise its right to subscribe. In any such case, the procedures set forth in subsection (d), to the extent applicable, shall be followed.

         (f) The failure of an Eligible Purchaser to respond to any particular Notice or Alteration Notice will not constitute a waiver of such Eligible Purchaser's rights with respect to any proposed issuance of Capital Securities pursuant to a subsequent Notice or Alteration Notice.

         (g) Subsections (a)-(f) shall not apply to the issuance of Capital Securities pursuant to or in connection with (i) the purchase and sale of the Securities contemplated by this Agreement, (ii) the issuance of Placement Agent Warrants to the Placement Agent pursuant to Section 5.8 hereof, or in connection with the receipt of the Company's Capital Securities upon the exercise of such Placement Agent Warrants, (iii) a reorganization, merger or consolidation of the Company or the Banks or a sale, disposition or other transfer of all or substantially all of the assets of the Company or the Banks to any Person or any Person to the Company or the Banks pursuant to one transaction or series of related transactions, (iv) any conversion or exchange of any Capital Securities in accordance with the terms of such securities or of the instruments relating to or governing the issuance of such Capital Securities, (v) any employee benefit plans, including the Stock Option Plan or any subsequently adopted stock option plan, or any similar plan of the Company, (vi) any stock dividends, or pro rata (as to any class) split-ups, combinations or exchanges of or similar transactions involving Capital Securities, (vi) any bona fide public offering of Capital Securities which is registered under the Securities Act, and
(viii) any issuance of Capital Securities to Edward A. Townsend or Jan A. Norton pursuant to the terms of a letter agreement among the Company and Messrs. Townsend and Norton which provides for, among other things, the sale of Green Country Banking Corporation.

         (i) For the purposes of this Section 5.5,

                  "Purchaser Percentage" means, at any time of determination with respect to an Accepting Eligible Purchaser, the aggregate number of shares of Common Stock (including shares of Common Stock which may be acquired upon exercise of outstanding Stock Equivalents, whether or not then exercisable) then held by such Accepting Eligible Purchaser divided by the aggregate number of shares of Common Stock (including shares of Common Stock which may be acquired upon exercise of outstanding Stock Equivalents, whether or not then exercisable) then held by all Accepting Eligible Purchasers, expressed as a percentage, with fractional percentages of .5 or more and less than .5 rounded up and down, respectively.

                  "Free Sale Period" means a period of three months (or such longer period of time, not in excess of one year, required to obtain any regulatory approvals, consents or other actions necessary to consummate a sale to a Third Party Purchaser which has agreed in writing (subject to such regulatory approvals, consents or actions and other reasonable closing conditions) to purchase Capital Securities on or prior to the end of such three-month period), during which the Company or the Banks, as applicable, shall be permitted to issue the Capital Securities which were proposed to be issued pursuant to a Notice or Alteration Notice to a Third Party Purchaser on terms no more favorable to the Third Party Purchaser than those set forth in such Notice or Alteration Notice, as the case may be.

         Section 5.6 Rule 144 and Rule 144A Reporting.

         With a view to making available to holders of Securities the benefits of certain rules and regulations of the Commission which may permit the sale of the Securities to the public without registration, the Company agrees from and after the Closing at all times to:

                  (a) make and keep public information available, as those terms are understood and defined in Rules 144 and 144A under the Securities Act (or any successors thereto); and

                  (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

         Section 5.7 Stock Options. Immediately following the Closing, the Company shall adopt the Stock Option Plan and shall grant to members of Management options under the Stock Option Plan to purchase up to an aggregate of 7.0% of the shares of Common Stock issued in the Offering as described in the Private Placement Memorandum, which options shall (i) have a per share exercise price equal to $10.00 and (ii) become vested and exercisable in three equal annual installments commencing on the first annual anniversary of the date of grant.

         Section 5.8 Warrants. In accordance with the terms of the Letter Agreement, immediately following the Closing, the Company shall issue warrants to the Placement Agent entitling the Placement Agent to purchase from the Company, for a period of five years after the Closing Date, an aggregate amount of shares of Common Stock of the Company equal to 3.0% of the Common Stock issued in the offering described in the Private Placement Memorandum, at a per share exercise price equal to $10.00.

         Section 5.9 Exchange of Securities. The Company will, at its expense, promptly upon surrender of (i) any Senior Note or (ii) any certificate evidencing shares of Common Stock, at the office of the Company referred to in, or designated pursuant to, Section 6.4, respectively execute and deliver to the Purchaser (i) a new Senior Note or Senior Notes in aggregate principal amounts specified by the Purchaser (subject to the minimum denomination of the Senior Notes) for an aggregate principal amount equal to the Senior Note or Senior Notes surrendered and/or (ii) a new certificate or certificates in denominations specified by the Purchaser for an aggregate number of shares of Common Stock equal to the number of shares of such stock represented by the certificate or certificates surrendered.


                                   ARTICLE VI
                                  MISCELLANEOUS


         Section 6.1 Survival of Provisions. The representations, warranties and covenants of the Company and the Purchasers made herein and each of the provisions of Articles V and VI shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Purchaser or the Company, as the case may be, (ii) acceptance of any of the Securities and payment by the Purchasers therefor and retirement thereof or,

(iii) the transfer of any Securities or interest therein by any Purchaser, provided that no transferee may claim the benefit of any such representation or warranty; provided, however, that the representations and warranties of the Company and the Purchasers hereunder shall have no further force and effect as of the close of business on the date which is six months from the date of this Agreement. Each of the Purchasers expressly acknowledge that the Company is the only party to this Agreement making the Company's representations and warranties and, to the extent that any recovery is sought against the Company for breach of a representation or warranty hereunder, such recovery would impact such stockholder to the extent such recovery reduced the Company's stockholders' equity.

         Section 6.2 Termination. This Agreement may be terminated (as between the party electing so to terminate it and the counterparty to which termination is directed) by giving written notice of termination to the applicable counterparty at any time prior to the Closing:

                  (a) By the Company (i) if any of the conditions specified in Sections 4.1 and 4.3 of this Agreement has not been met or waived by it pursuant to the terms of this Agreement by 5:00 p.m., Eastern Time on September 8, 1997 or (ii) if the Placement Agent shall have failed to deliver to the Company by 5:00 p.m., Eastern Time, on September 2, 1997, validly executed and delivered signature pages to this Agreement reflecting binding and enforceable commitments (subject to the terms of this Agreement) on the part of Purchasers to purchase at least $70.0 million of Senior Notes and $190.0 million of Common Stock; provided, however, that no such commitment from any single purchaser or group of purchasers acting in concert to purchase Common Stock shall be for a number of shares of Common Stock which exceeds 9.9% of the aggregate number of shares of Common Stock for which such signature pages are delivered; or

                  (b) By any Purchaser if any of the conditions specified in Sections 4.1 and 4.2 of this Agreement has not been met or waived by such Purchaser pursuant to the terms of this Agreement by 5:00 p.m., Eastern Time, on September 8, 1997.

         Section 6.3 Waiver; Amendments.

         (a) No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity. No waiver of or consent to any departure by the Company or any Purchaser from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and each Purchaser. Any amendment, supplement or modification of or to any of this

Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle another party hereto to any other or further notice or demand in similar or other circumstances.

         (b) The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of dividends, redemption premiums, fees or otherwise, to any holder of any Securities as consideration for or as an inducement to any consent, waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is paid to all Purchasers; provided, however, that this Section 6.3(b) does not restrict the Company's ability to deal individually with any Purchaser or any subsequent holder with respect to any settlement of a dispute or in the ordinary course of business.

         Section 6.4 Communications. All notices, demands and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

                  (i) if to any Purchaser, initially at the address set forth below its name on the Investor Signature Page to this Agreement, and thereafter at such other address, notice of which is given in accordance with this Section 6.4;

                  (ii) if to the Company, initially at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087, Attention: Chairman, with copies to the selling shareholders identified in the Redemption Agreement c/o Bruce Sherman, 3003 Tamiani Trail North, Naples, Florida 34103 and to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, Attention: William Rubenstein; and thereafter at such other address notice of which is given in accordance with this Section 6.4; and

                  (iii) if to the Placement Agent, initially at Potomac Tower, 1001 19th Street North, Arlington, Virginia 22209-1710, Attention:
         Robert A. Kotecki; and thereafter at such other address notice of which is given in accordance with this Section 6.4.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being sent by certified mail, return receipt requested, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

         Section 6.5 Costs, Expenses and Taxes. The Company agrees to pay all reasonable costs and expenses incurred by it in connection with the negotiation, preparation, typing, reproduction, execution, delivery and performance of this Agreement and the Related

Agreements and any amendment or supplement or modification hereof or thereof (except to the extent otherwise provided in the Registration Rights Agreement), including without limitation, attorneys fees and expenses and all reasonable costs and expenses incurred by it in connection with the Company's administration of this Agreement and any Related Agreement. The Company shall pay all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses), if any, incurred by the Purchasers in connection with any waiver, amendment or modification of any provision of this Agreement or any Related Agreement with respect to an obligation of, or requested by, the Company. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable in connection with the execution and delivery of this Agreement or the original issuance of any Securities, and shall save and hold each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Without limiting the foregoing, the Company agrees to pay the fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"). Skadden Arps shall be a third party beneficiary of the preceding sentence.

         Section 6.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

         Section 6.7 Binding Effect; Assignment. Prior to the Closing, the rights and obligations of any Purchaser under this Agreement may not be assigned to any other Person except with the prior written consent of the Company, and after the Closing the rights and obligations of any Purchaser may be assigned by such Purchaser to any Person purchasing Securities from the Purchaser contemporaneously with such assignment (provided the rights so assigned shall apply to the Securities so purchased), subject to the provisions of Section 3.2(b), provided that the rights of a Purchaser pursuant to Section 5.5 hereof may not be assigned to any Person other than an Affiliate of such Purchaser. The rights and obligations of the Company under this Agreement may not be assigned by the Company without the consent of each Purchaser. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and each Purchaser, and their respective successors and permitted assigns.

         Section 6.8 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws.

         Section 6.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability only without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 6.10 Headings and Gender. The Article and Section headings and Table of Contents used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Use of a particular gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

         Section 6.11 Integration. This Agreement (including documents delivered pursuant hereto) and the Related Agreements (other than the Redemption Agreement and the Escrow Agreement) constitute the entire agreement among the parties with respect to the subject matter thereof and there are no promises or undertakings with respect thereto not expressly set forth or referred to herein or therein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      LOCAL FINANCIAL CORPORATION



                                      By: /s/Bruce A. Sherman
                                           ---------------------------------
                                          Name:  Bruce A. Sherman
                                          Title: President




                                      FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                      By: /s/ Robert A. Kotecki
                                          ---------------------------------
                                          Name:  Robert A. Kotecki
                                                 --------------------------
                                          Title: Senior Vice President
                                                 --------------------------

Investor Signature Page to the Purchase Agreement



                                              --------------------------
                                              Name of Investor




                                         By:
                                              --------------------------
                                              Name:
                                              Title:
                                              Address:
                                                       -----------------
                                              --------------------------
                                              --------------------------






Number of Shares of Common Stock proposed to be purchased
(at $10.00 per share)                                             ______ shares

Aggregate principle amount of Senior Notes proposed to be
purchased                                                        $______